Exhibit 99.2

Arcimoto, Inc. (NASDAQ:FUV) Q1 2019 Earnings Conference Call May 9, 2019 5:00 PM ET

Company Participants

Greg Falesnik - IR

Mark Frohnmayer - Founder, President, CEO & Chairman

Douglas Campoli - CFO, Treasurer & Secretary

Conference Call Participants

Greg Falesnik

Good afternoon, ladies and gentlemen, thank you for standing by, and welcome to Arcimoto's First Quarter 2019 Earnings Webcast. [Operator Instructions]. The conference is being recorded today, May 9, 2019, and the earnings press release accompanying this webcast was issued at the close of market today.

At this time, we will now play a brief corporate update video and over to you, Mark.

Mark Frohnmayer

Thank you very much, Greg. Good afternoon, everybody. I'm Mark Frohnmayer, I'm the Founder and President of Arcimoto. I'm going to kick off the presentation, as Greg said, with a short company update video for those of you who have been following along. This is a video we did at the end of March, and then I'll dive into the company overview as well as some specifics on where we are with the production ramp, and start.

Mark Frohnmayer

So, again, just from a very high level, Arcimoto is going after the vehicle market. And the vehicle market is a big market, 70 million cars produced annually, it's a multi-trillion-dollar market space, and what we are looking at doing is attacking various segments of the overall vehicle market with a solution that is more efficient and lower-cost for those particular segments. So our aim is to address multiple segments of the vehicle market with vehicles built on a single disruptive platform. And the story of the platform is this is eighth generation design, so we spent about 8 years developing the core technologies, figuring out the optimal placement of mass to deliver a vehicle platform that is a fraction of the weight of today's cars, that can park in a third of a parking -- parallel parking space, so parks like a big motorcycle, yet can carry two people comfortably, can carry 1 driver and plenty of goods in the case of the Deliverator. And on that same platform, we were introducing, first Fun Utility Vehicle.

So this is our -- the product that we are launching imminently here in the marketplace, we are -- at the beginning of this quarter, we gave guidance that we were targeting quarter two for first customer deliveries. That guidance has not changed, and I'll get into that in a little bit when I talk about the testing process. But the FUV is the everyday electric vehicle for commuting, for vacation homes, for vehicle rentals and destinations, a great vehicle for ride share. And then in quarter 1, we also announced 2 more products based on the same platform, the Rapid Responder, which is really just quite literally an FUV with all the bells and whistles designed for emergency services, for campus security, for law enforcement to give those markets a much more efficient vehicle and a much more useful vehicle for solving certain tasks that are frequent in those instances.

And then finally, the Deliverator, which is our delivery vehicle focused on last-mile delivery. The -- and this is really -- the Deliverator is one just a -- what we think is going to be a fantastic and useful product, but also a vehicle that captures the trends in delivery, in last-mile delivery, that are happening globally. So we're entering into an era where today, the food delivery market, for example, is about a $30 billion a year market, expected to grow to a $350 billion market within the next 10 years, parcel deliveries at $270 billion market. And as we see more and more companies move to just-in-time delivery, same-day delivery, the benefits of the Deliverator for getting across town fast, parking, making deliveries and moving on, we think will be apparent to the marketplace as a whole. And then if you look at the future, we see the future is autonomous. There are literally dozens of companies working on sensors, working on software stack for self-driving vehicles. Our thesis there is just that the very same platform that we are building that is useful for the Fun Utility Vehicle, for the Rapid Responder, for the Deliverator, also makes a fantastic platform for the autonomous road of the future, both for moving people and moving stuff, and our plan is to partner with providers of sensors and software to build the full stack on an incredibly efficient, lightweight, low-cost platform.

Our go-to-market approach for the FUV, and again, we're launching first with the Fun Utility Vehicle because we are a consumer-first brand. The company was started out of the search for an efficient transportation solution for an individual, and we believe that individuals ought to have the choice to be able to choose a lighter footprint, a way of getting around on their daily trips. So the launch plan is to launch the FUV first and rather than do the traditional vehicle franchise dealership model or the store model where we would give away free test rides, we're actually going after a rental model where, in destination markets, you'll be able to rent the FUV for a half a day, for a full day, really experience the product as though it were your own in a beautiful destination marketplace. And our bet is that by the end of that rental period, that you will have come up with lots of reasons why you should have one of your own, in your own driveway. And what this really lets us do is just monetize the test drive procedure, so that it doesn't become a cost sink for the company, it becomes potentially a profit center. And if it is a profitable venture to rent Arcimoto vehicles, which we believe it will be, then this is a model that we think we can franchise to other -- to folks in other destinations. So that, in essence, we would be sort of the hertz of a unique new vehicle type that we ourself manufacture.

We build Arcimoto's in our factory. So we spent the last 18 months, since our IPO, building out the factory, building a full metals production facility going from raw materials to finished parts through cutting, forming and robotic welding as well as a full assembly line. We kicked off pilot assembly at the beginning of this quarter and that has been -- really marks the culmination of years of work to both figure out the vehicle design and then figure out the pipeline of parts and people to put that design together into a finished product. So as we are moving through the finalization of the testing process, we are also piloting the assembly line, doing time studies, making sure that all of the parts that we have are fully documented and ready to go, since the material is ready when people are putting vehicles together.

Little bit more detail about testing. So when we started out the quarter, we talked about the 12 vehicles that we had built in Q1 and that we're going off to various testing labs. We now have 4 tests remaining, all scheduled to happen in the month of May. And if those tests go as we are planning, as we hope, then that long pole in the tent of the tests on May 21 will be the final set of tests in order for us to be able to actually put the Retail Series Arcimoto on the road and in the hands of real customers. So this is why we are continuing to give the guidance that we will begin first vehicle deliveries this quarter in June. But again, this is also the test -- to test things to potentially find unknowns. So if it ends up that we end up having to do another test again, and you can see on the schedule, for example, that we did the EMC testing, we were not expecting to pass that when we first did it. We were expecting to do it twice, we're doing it again on May 16, and as long -- if something goes sideways there then it would bump out the production schedule. We believe that we have enough of our arms around the problems in front of us that any further testing would happen in relatively short order.

So step one is -- in terms of what we're doing right now is just, step one, deliver the vehicle, get Retail Series Arcimotos in the hands of customers for the first time in the history of the company. We've been working on this problem now for 11.5 years and we are now just weeks away from actually beginning to deliver on the company's mission. And then once we are in production, the plan is to increase scale and decrease cost. So that is continued refinement and optimization of the assembly process. A lot of work to do -- ongoing on supply chain, on supplier management and then, obviously, selling vehicles and getting committed sales for vehicles to demonstrate the volume opportunity that we have for 2020 and beyond.

Within 12 to 18 months of startup production, we are targeting the achievement of 200 units per week production rate, which is the equivalent of 10,000 units per year. And we're assuming that at that 200 units per week rate that we'll have an average sales price of around $17,000 and this is actually up from where we were a year ago and has to do with the introduction of the new products, with the introduction of the Deliverator and of the Rapid Responder, where we believe we'll have a little bit more opportunity for higher margin and higher cost options. And again, as of the end of the quarter, we had nearly 4,000 preorders and that was a big jump up from the end of last year as we saw our biggest quarterly increase in reservations in Q1 that I think we had seen in several years.

So as we look out at the long view, once we are in production, the plan is to scale aggressively and that means both increasing the capacity of our production facility here in Oregon as well as building new production facilities both domestically and overseas. Those are all conversations that are underway and at the point that we have something really meaningful to talk about, we will, but is -- the point here really is that, as we look at the out years, the goal of the company is to actually make a meaningful difference in terms of global greenhouse gas reduction, and we do that by shipping hundreds of thousands of Arcimoto vehicles every single year in the out years.

In the much nearer term, the goals for this year are to deliver hundreds of Evergreen edition FUVs to our first customers. We have collected $5,000 nonrefundable reservation deposits for our first 3 months of anticipated build, and we're going to be continuing to flush that out through the end of the year. At the same time that we complete the Rapid Responder, complete the Deliverator, flush out the full set of options for the vehicle and get ready for mass production.

Looking at the space as a whole and these are -- there are some -- these are just a few of the deals that have happened in the vehicle space in the last year or so, and the takeaway for us is that electrification is happening, autonomy is happening and the investment amounts are large, the valuations are reasonable, and we believe that we are positioned well at the intersection of sort of every major trend in mobility from electrification, autonomy, light weighting of the platform, vehicle share and ride share. And so we see this as just a very good time to be introducing Arcimoto to the global marketplace.

So that is all I have for prepared remarks. We -- if you have any questions, now is the time where you can ask them.

Question-and-Answer Session

A - Mark Frohnmayer

[Operator Instructions]. So if there are any questions out there, feel free to fire away.

Anyone? Any questions out there? In Arcimoto land or did I answer them all with my prepared -- anybody here have any questions? Doug?

Douglas Campoli

I think you're good. Really good.

Mark Frohnmayer

All right. Here we go. So question is, how do you feel the platform and this technology compares to the various competitors? That is a -- potentially a very big question. When we think of competition, the sort of the largest cut, competition is everyone who's making a vehicle for passengers on the road. But when we look at the -- really sort of more of the micro mobility space or the 3-wheeled vehicle space, the real differentiator of the Arcimoto platform in that world and probably our closest analogues in the global market would be products like the Renault Twizy, which is a quadricycle in Europe, tandem seating made by Renault.

And the difference there is that the Arcimoto platform delivers a micro vehicle footprint with a very high-quality ride that is comfortable for 2 large adults. And when we look at the micro mobility space, there just aren't other products that we see today that both have that small footprint, rockstar parking, easy maneuverability in urban landscapes and still can fit 2 large adults on the platform. That has implications both for just driving around town as well as for other platform products like the Deliverator, so that as a 1 person driving and bringing around a bunch of stuff, you can actually just pack a ton of stuff on this very small footprint vehicle, which is the real advantage of the Deliverator and of the Arcimoto as a whole.

So the next question is, can you speak on the financials and cash burn over the year? So what you'll see from our quarterly report is that we basically started and ended the quarter with the same amount -- approximately the same amount of cash in the bank. We have simply just been opportunistic about bringing on more partnership -- more capital and more capital partners when it makes sense to do so. We're anticipating that the burn rate is actually going to stay pretty constant throughout 2019 as we're aiming to produce -- really get our arms around vehicle production, vehicles delivery, starting in low volume and having a pretty slow ramp to start, and then we would really pick up pace in the beginning of 2020.

So next question is, where do you stand on state-by-state license and general classifications, motorcycle versus autocycle, et cetera? So for our initial couple of key launch markets of Oregon and California, we're -- drivers are good to go with just a normal driver's license. We had a legislative success. If you couple legislative successes this cycle, Michigan -- is that Michigan with -- Michigan and in Arizona?

Douglas Campoli

Arizona. Sure.

Mark Frohnmayer

Yes. And then we are hard at work on our other, what we believe are going to be our other kind of key early launch states to make sure that those are normalized. I believe, there are around 30 states, 30-ish states that today would require a motorcycle endorsement to drive the Arcimoto. We have found legislators to be generally very open to the notion that this vehicle ought not require a motorcycle endorsement simply because it's very easy to operate. It takes -- the learning curve is basically zero. You don't have to lean, you don't have to counter steer, and it is also incredibly efficient and helps localities meet their particular emission goals, and we believe it will. And so we've found a generally receptive audience.

Next question is, what battery upgrades are on the horizon? So we would -- the battery market, as a whole, is just continuing to see year-over-year improvement in terms of cost and performance on the order of 8% a year and up. We don't, today, have anything to talk about in terms of a next-gen battery. The vehicle that we are shipping out is going to have, I believe, a 19.2 kilowatt hour battery. And I would just expect that in -- as we go year over year over year, we'll see that capacity continue to increase.

Are the Evergreen specifics 100% figured out such as door and trunk materials and design? The answer to that question is, almost. We're in the final process right now on our first door option. We have a couple of other door options in development, one of which is a soft, full enclosure door, like you would see on a side-by-side or on a Jeep or something like that. But the sort of introductory Evergreen model door, we've gone through several iterations on that design. We're basically going to be finalizing it over the course of the next month.

Next question. Have you tried to get on Jay Leno's Garage, Doug DeMuro's YouTube channel, or anything like that to gain visibility? We have -- we continue to have great press coverage from a variety of sources. We had a -- there was a Bloomberg piece in Q1 that got massive exposure and had a commensurate effect on the ticker. And we have been in touch with a lot of different folks, including the folks at Jay Leno's Garage, about showing the product. Once we are actually in market, I think we can expect those types of opportunities to pick up in pace. We've been really just sort of in a holding, waiting pattern mode as we finalize the vehicle, and as soon as we are out on the road with the Retail Series vehicle, I think you're going to end up seeing quite a bit more marketing and promotion and PR around the product and around the company.

Next question is, what is the reasonable projection for full doors to protect from rain or should I buy a car cover? What is the plan for physical delivery of vehicles in California? So in terms of the projection for full doors, I would -- I'm anticipating that we'll have our first full door option available sometime in the fall and that will, again, be just a door that you can put on or remove fairly easily. And so depending on where you are, that would determine whether or not you should buy a car cover. If you don't have anywhere to park, like a garage or a carpark, my suggestion would generally be to have a car cover, a vehicle cover anyway. And in terms of the plan for physical delivery of vehicles in California, not sure exactly what you are asking, but the plan is to bring them down in trucks.

Need to wear a helmet? So helmet laws vary state by state. In our early states, Oregon, California, you don't need a helmet, you don't need a motorcycle license. I believe on the order of 40 -- 35 or 40 states, you either won't need a helmet or you will be required to wear a helmet by law, or you won't be required to wear a helmet if you are over the age of 18 or over the age of 21, depending on the state. And we will have informational sources on the website that will let you know, in terms of your own state, what the particular rules are in your state and -- as well as opportunities for our customers in states where the laws provide -- are a bit more onerous for Arcimoto customers will be, we have found actually great success in engaging our preorder customers and engaging our interest list and helping work with lawmakers to ease those restrictions.

Next question, have you thought about working with the UO, so the Duck rides out of the tunnel on Autzen on your FUV? Yes, we have thought of that. We think that, that is a -- could be a great brand image for the University of Oregon to be embracing local clean technology and this conversation is ongoing.

Next question. Do you have delivery options and costs yet? No. We don't. We have not priced out the cost of delivery and that will vary based on location. Initially, we're going to be doing delivery ourselves with the trucks that we have in our fleet and then we'll probably have some mix of third-party carriers as well. And as we have that cost information, we will share it with our customers.

Next question. Have you seen any meaningful amount of preorder cancellations from the earlier orders due to time-to-market? We certainly have had people sort of time out of the process where they thought they'd be getting a vehicle 5 years ago and have decided to move to a different product. But the preorder -- the number of preorder cancellations has been generally small and has been outpaced by new orders.

So next question, is the software going to be ready for the Evergreens? And will it still include share and show options? Is the $200 still offered for each vehicle sold when giving rides to potential owners? Couple of great questions. So the software is going to be ready when the vehicles launch with limited functionality. It's basically key-on functionality and some vehicle diagnostics. As we go on, we will be offering updates for the software, both on the app and on the vehicle over-the-air that will add additional features. So the ride share features, for example, the rent to a friend or share with a friend options, those will not be available right at launch, but those are software features that will come down the pike and just be automatic updates. In terms of a bounty offered, so question is sort of, if we sell -- if you give somebody a ride in your Arcimoto and you have a -- you recommend that they purchase it and then they do, will there be some kind of a bounty or a kickback? That will actually likely depend, in some part, on what state you're in. In some states, that -- the offering of a bounty for sale trips us up into dealer franchising laws and makes people an agent of the company. In other states, it's not a problem. We certainly plan to offer some kind of a reward for those who recommend the Arcimoto products to their friends and neighbors.

So next question is, how many preorder deposits, $5,000, have been received? Is this on par with expected revenues? So we basically got our first 100 in the bank, and as -- once we get into production, we're going to begin pushing on those again for the balance of the year's vehicles. I would say that this is -- are we on par? I would have to say, yes.

Next question. What is the status of the ATVM? Is Arcimoto still pursuing that? So the ATVM is the Advanced Technology Vehicle Manufacturing loan program out of the U.S. Department of Energy. We actually had a team from the DOE out a couple of weeks ago to talk about this program. So the answer is, yes, we are still pursuing it. That will come into play once we have really fleshed out the vehicle production in market and start to really demonstrate that we have a full grasp on cost of goods sold. That we have a real scale marketplace that we're dealing with and once we can answer those questions definitively, then that positions us to actually make a real run with that program.

Next question. Has there been a trend in inquiries from other first-responder departments on the West coast and across the country? So we've had -- the answer there is yes, we have had inquiries from folks about both the Rapid Responder and the Deliverator for a variety of different fleet uses. We expect that we're going to -- once we actually pilot the Rapid Responder, and that's planned for this summer, then we expect that we will begin actually marketing it to fleets much more widely.

Have you been in communication with insurance companies? And what type of response has there been about insuring the FUV product? Yes. For example, I contacted State Farm when I registered my signature series Arcimoto. There was no problem for me getting insurance through that national carrier. We've had mixed results, several carriers that are insuring it just right out of the gates. Others are sort of like who is Arcimoto and why are you talking to me? So, again, there -- once we are in market, once we have products out in multiple states, we expect that those conversations will go very favorably, just based on our current experience.

Well, I think, one last question here. What are your plans for future equity sales? At what point do you plan to be producing enough vehicles to not need to tap the equity markets? So we don't -- the answer to that question is we don't currently have plans for equity sales today. We are not, today, raising money. We expect to be -- continue to be opportunistic where necessary and then the question in terms of at what point do we plan to be producing enough vehicles to not need to tap the equity markets? We believe that the vehicle can be built profitably at 5000 units per year and up, but in terms of what that means specifically for the need to fund, raise or bring on additional capital partners, if we scale according to our plans that is going to mean a much bigger pie and some real resources to make it happen. And so it's not really necessarily directly connected to the number of vehicles that we we're -- a particular threshold of vehicle production because if we demonstrate what we believe we will demonstrate, then we will need to really scale quite rapidly.

Mark Frohnmayer

And I believe that answers all of the questions in front of me. Thank you all for taking time out of your afternoon to hear the update on Arcimoto. We have our Annual Shareholder Meeting this weekend. We are also doing a Community Day this weekend for folks at our factory and for anyone out in the area, please be welcome to stop by. And thanks again. Cheers.

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